Exhibit 5.2

March 21, 2022

Edesa Biotech, Inc.

100 Spy Court

Markham, Ontario, Canada L3R 5H6

Ladies and Gentlemen:

We have acted as United States counsel to Edesa Biotech, Inc., a corporation organized under the laws of British Columbia, Canada (the “Company”), in connection with the sale and issuance (the “Offering”) of, among other things, pre-funded warrants (the “Warrants”) to purchase up to an aggregate of 1,199,727 of the Company’s common shares, without par value, pursuant to the Registration Statement on Form S-3 (File No. 333-233567) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder, and declared effective by the Commission on September 12, 2019, together with the Prospectus contained therein (the “Prospectus”), and supplemented by the Prospectus Supplement dated March 21, 2022 (the “Prospectus Supplement”).

As U.S. counsel to the Company in connection with the proposed potential issuance and sale of the Warrants, we have reviewed such corporate documents and records of the Company, such certificates of public officials and officers of the Company and such other matters as we have deemed necessary or appropriate for purposes of this opinion. In our examination, we have assumed: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; (iii) the truth, accuracy and completeness of the information, representations and warranties contained in the instruments, documents, certificates and records we have reviewed; and (iv) that, as set forth in a separate opinion delivered to the Company on the date hereof by Fasken Martineau DuMoulin LLP, Canada counsel to the Company, the Warrants have been duly authorized for execution and delivery by the Company.

Based on the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that when the Warrants are duly executed and delivered by the Company and paid for as provided in the Prospectus Supplement, such Warrants will constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency or other similar laws affecting creditors’ rights and to general equitable principles.

Our opinion is limited to the laws of New York. We express no opinion as to the effect of the law of any other jurisdiction. Our opinion is rendered as of the date hereof, and we assume no obligation to advise you of changes in law or fact (or the effect thereof on the opinions expressed herein) that hereafter may come to our attention.

We hereby consent to the inclusion of this opinion as Exhibit 5.2 to the Registration Statement and to the reference to our firm in the Prospectus Supplement under the caption “Legal Matters.” In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Lowenstein Sandler LLP